Exhibit 99.1


SunLink Health Systems, Inc. Announces Fiscal 2005 First Quarter Results

    ATLANTA--(BUSINESS WIRE)--Nov. 9, 2004--SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings of $309,000 or $0.04 per fully diluted share for the quarter ended September 30, 2004, compared to a net loss of $1,090,000 or a loss of $0.22 per fully diluted share for the quarter ended September 30, 2003. SunLink reported earnings from continuing operations for its first fiscal quarter ended September 30, 2004 of $323,000 or $0.04 per fully diluted share compared to a loss of $763,000 or a loss of $0.15 per fully diluted share for the quarter ended September 30, 2003.
    The Company's operating profit from continuing operations for the quarter ended September 30, 2004 was $718,000 (which includes an operating loss of $155,000 from the HealthMont facilities which were acquired in October 2003) compared to an operating profit for the quarter ended September 30, 2003 of $209,000. Operating profit for the quarter ended September 30, 2004 included $300,000 of expense for lease guarantees assumed in the HealthMont acquisition for facilities HealthMont owned prior to its acquisition by SunLink. Operating profit for the quarter ended September 30, 2004 also included $159,000 for positive prior year third-party payor settlements compared to the quarter ended September 30, 2003 which had $137,000 of positive prior year third-party payor settlements.
    Consolidated net revenues from continuing operations for the quarters ended September 30, 2004 and 2003 were $30,457,000 and $21,262,000, respectively, an increase of 43.3% in the current year's quarter. The increased net revenues resulted from an 8.0% increase in same store equivalent admissions, a 52.3% increase in same store surgeries, a 4.3% increase in same store admissions and the net revenues from the two HealthMont hospitals acquired in October 2003. Net revenues excluding the two HealthMont hospitals increased $1,569,000 or 7.4% in the current year's quarter compared to the prior year first quarter.
    Robert M. Thornton Jr., chief executive officer of SunLink, stated, "The increased revenues and profitability reflect our ability to meet our patients' needs through successful physician recruiting, focusing on improving patient services and carefully deploying capital to upgrade facilities and equipment."
    Thornton continued, "In October we closed on a $30 million credit facility that gives us greater flexibility to meet objectives for fiscal 2005 including continued internal growth and selective acquisitions that will complement our existing hospital portfolio. At the same time, we will continue to seek to maintain a strong discipline on costs, particularly in light of potential changes in reimbursements."
    On November 3, 2004, SunLink received a demand letter with a current claim of $838,000 from a commercial leasing company demanding payment with respect to the remaining $1,323,000 of lease obligations under a master lease agreement entered into by HealthMont in July 2001, prior to its acquisition by SunLink. The claim was for payment of equipment leases for the two HealthMont facilities that SunLink currently owns and operates and two facilities that HealthMont sold prior to its acquisition by SunLink. The company believes it has certain defenses to the claims, but has recorded a reserve of $300,000 in the quarter ended September 30, 2004 as its estimated liability for the lease payment demand. The reserve relates primarily to claims for one of the former HealthMont facilities not acquired by SunLink. The company believes the leased assets of this former facility were subsequently sold by the commercial leasing company.
    SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink's operating strategy is to link patients' needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc, please visit the Company's website at www.sunlinkhealth.com.
    The Company will conduct a conference call on November 9, 2004 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-800-391-9281. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-839-6713 and entering passcode 6759998 when prompted.
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company's Annual Report on Form 10-K for the year ended June 30, 2004 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES
FISCAL 2005 FIRST QUARTER RESULT
Amounts in 000's, except per share amounts



                                                          Three
CONSOLIDATED STATEMENTS OF EARNINGS                    Months Ended
                                                      September 30,
                                                    ------------------

                                                        2004     2003
                                                      -------  -------

Net Revenues                                         $30,457  $21,262
Cost of Patient Service Revenues:
       Salaries, wages and benefits                   14,656   10,126
       Provision for bad debts                         3,007    2,868
       Supplies                                        3,469    2,544
       Purchased services                              1,730    1,520
       Other operating expenses                        5,300    3,096
       Rents and leases                                  943      564
       Depreciation and amortization                     634      335
                                                      -------  -------
Operating Profit                                         718      209

       Interest Income (Expense) - net                  (307)    (943)
                                                      -------  -------

Earnings (Loss) from Continuing Operations
       Before Income Taxes                               411     (734)
Income Tax (Expense )                                    (88)     (29)
                                                      -------  -------
Earnings (Loss) from Continuing Operations               323     (763)
Loss from Discontinued Operations,
       net of income taxes                               (14)    (327)
                                                      -------  -------
       Net Earnings                                  $   309  $(1,090)
                                                      =======  =======
Earnings (Loss) Per Share from Continuing
 Operations:
           Basic                                     $  0.05  $ (0.15)
                                                      =======  =======
           Diluted                                   $  0.04  $ (0.15)
                                                      =======  =======
Loss Per Share from Discontinued Operations:
           Basic                                     $ (0.00) $ (0.06)
                                                      =======  =======
           Diluted                                   $ (0.00) $ (0.06)
                                                      =======  =======
Net Earnings (Loss) Per Share:
           Basic                                     $  0.04  $ (0.22)
                                                      =======  =======
           Diluted                                   $  0.04  $ (0.22)
                                                      =======  =======
Weighted Average Common Shares Outstanding:
           Basic                                       7,177    5,045
                                                      =======  =======
           Diluted                                     7,699    5,045
                                                      =======  =======

       SUMMARY BALANCE SHEETS                       Sept. 30, June 30,
                                                      2004      2004
                                                    -------   -------
       ASSETS
       Cash                                          $ 2,702  $ 7,079
       Other Current Assets                           17,326   17,563
       Property Plant and Equipment, net              34,201   34,284
       Long-term Assets                                4,191    4,226
                                                      -------  -------
                                                     $58,420  $63,152
                                                      =======  =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
       Current Liabilities                           $23,626  $28,705
       Long-term Debt and Other Noncurrent
        Liabilities                                    9,565    9,543
       Shareholders' Equity                           25,229   24,904
                                                      -------  -------
                                                     $58,420  $63,152
                                                      =======  =======


    CONTACT: SunLink Health Systems, Inc., Atlanta
             Robert M. Thornton, Jr., 770-933-7000